                                                                  Exhibit 10.7



                              EMPLOYMENT AGREEMENT


           EMPLOYMENT AGREEMENT, by and between AT&T Latin America Corp., a Delaware corporation (the "COMPANY"), and Marco A. Northland (the "EXECUTIVE"), dated as of the 26 day of June 2000.

           WHEREAS, the Company desires the Executive serve as its Vice President of Product and Business Services, and the Executive desires to so serve, in each case upon the terms and conditions set forth herein.

           NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

           1. EMPLOYMENT PERIOD.

           (a) AGREEMENT TO EMPLOY. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement. The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by his of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

           (b) TERM OF EMPLOYMENT. Unless the Executive's employment shall sooner terminate pursuant to Section 4, the Company shall employ the Executive for a term commencing on the "Closing Date" (as defined in the Agreement and Plan of Merger dated as of November 1, 1999, among AT&T Corp., a New York corporation, the Company, Frantis, Inc, a Delaware corporation and Firstcom Corporation, a Texas corporation (the "MERGER AGREEMENT") (hereinafter this date is referred to as the "COMMENCEMENT DATE") and ending on the second anniversary thereof (the "INITIAL TERM"). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), the Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an "ADDITIONAL TERM"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 90 days prior to the expiration of the Initial Term or such Additional Term, either the Company or the Executive shall give written notice to the other of its intention not to extend the Employment Period (as defined below). The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "EMPLOYMENT PERIOD".

           2. POSITION AND DUTIES.

           (a) During the Employment Period, the Executive shall be employed as Vice President of Product and Business Services of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive's titles and positions as the Board of Directors of the Company (the "BOARD") or the Company's Chief Executive Officer specifies from time to time. The Executive, in carrying out his duties under this Agreement, shall report and be subject to the Chief Executive Officer. During the Employment Period, and excluding any periods of vacation, holiday, personal leave and sick leave to which the Executive is entitled, the Executive shall devote the Executive's full business time, attention and ability to the business and affairs of the Company and shall use the Executive's reasonable best efforts to carry out the Executive's responsibilities faithfully and efficiently in a professional manner. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate or civic boards reasonably approved by the Company or on charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage his or his family's personal investments, in each case so long as such activities do not substantially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, do not violate the Company's rules and policies (or present a material conflict of interest with the Company) and do not otherwise constitute a violation of Section 6 of this Agreement. The Executive shall comply with the rules and policies of the Company that are generally applicable to the Company's senior executives.

           (b) The executive's primary office shall be located in the metropolitan Miami, Florida area. It is understood that Executive's position will require substantial travel.

           3. COMPENSATION.

           (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary of $276,000 payable pursuant to the Company's normal payroll practices, but no less frequently than monthly ("ANNUAL BASE SALARY"). Commencing in 2001, the Annual Base Salary then in effect shall be reviewed by the Company by no later than April 15th of each year and may be increased (but not decreased) by such amount as the Company in its sole discretion shall determine.

           (b) ANNUAL BONUS. The Executive shall be entitled to participate in an annual bonus plan for its executive officers that is intended to comply with the performance-based exemption provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"). Executive's target annual bonus will be 50% of his Annual Base Salary as in effect for such year. Executive's actual annual bonus will be determined based on specified target performance goals with respect to which such target and maximum bonus, etc., will be determined as established by the Compensation Committee of the Board or by the Chief Executive Officer.

           (c) STOCK OPTION GRANT. Effective as of the Commencement Date, the Company shall grant the Executive (i) options to purchase 200,000 shares of the Company's common stock, par value $0.001 per share (the "OPTIONS"). The Options shall vest and become exercisable with respect to one half (50%) of the shares subject to the Options on the second anniversary of the Commencement Date, twenty-five percent (25%) upon the third anniversary of the Commencement Date, and the final twenty-five percent (25%) on the fourth anniversary of the Commencement Date. The Options shall have an exercise price per share equal to the average of the high and low price of a share of the Company's common stock on the date of grant. The Options shall be subject to such other restrictions as determined by the Company and as set forth in the related stock option agreement to be entered into between the Executive and the Company.

           (d) BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled to participate in all benefit, pension, savings, welfare, perquisite and other plans or arrangements that the Company may establish from time to time for its senior executive officers, subject to the terms and conditions of such plans or arrangements.

           (e) CAR ALLOWANCE. The Executive shall be entitled to a car allowance of $400 per month during the Employment Period.

           (f) EXPENSES. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties under this Agreement in accordance with the policies of the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

           (g) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation of four (4) weeks per year.

           4. TERMINATION OF EMPLOYMENT.

           (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or upon a determination by the Board to terminate the Executive's employment as a result of his Disability during the Employment Period. For purposes of this Agreement, "DISABILITY" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

           (b) BY THE COMPANY. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this

Agreement, "CAUSE" shall mean the Executive's (i) engaging in fraudulent or dishonest conduct (as determined by a finding, order, judgement or decree in any court or administrative agency of competent jurisdiction, in any action or proceeding, whether civil, criminal, administrative or investigative) that the Board reasonably determines has or would have a material adverse impact on the Company, its affiliates or their respective businesses; (ii) conviction of, or entering a plea of nolo contendere to, a felony criminal offense or comparable crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform his material employment-related duties or responsibilities or intentionally and knowingly engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of his material employment-related duties or responsibilities; or
(v) breach of any material provision of the employment agreement (in the case of (iii), (iv) and (v), that is not cured by the Executive within 30 days of receipt of prior written notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by the Board no later than six months following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause. A termination of the Executive by the Company shall not be a termination for Cause for purposes of this Agreement unless the determination to so terminate the Executive's employment is made by a resolution adopted by the Board (excluding the Executive) following a meeting convened upon no less than 10 days prior written notice to the Executive and at which the Executive and his legal counsel shall have had the reasonable opportunity to be heard by the Board.

           (c) BY THE EXECUTIVE. The Executive may terminate employment with or without Good Reason. For purposes of this Agreement, "GOOD REASON" means, without the Executive's written consent: (i) a material diminution of the Executive's duties or responsibilities or the assignment of responsibilities that are inconsistent with his position and responsibilities hereunder; (ii) a reduction in the Executive's base salary, annual bonus or long-term incentive compensation opportunity (it being understood that a reduction in the dollar amount of Executive's annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Executive's annual bonus opportunity) or the benefits to be made available pursuant to Section 3(d); (iii) requiring Executive's principal place of business to be located other than as provided in section 2(b); (iv) a delivery by the Company of a notice of its election not to extend the Employment Period pursuant to Section 1(b); or (v) a material breach by of any other provision of the Agreement, in each case that is not cured by the Company within 30 days of receipt of prior written notice from the Executive setting forth in reasonable detail the circumstances giving rise to such Good Reason.

           (d) TERMINATION PROCEDURES. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. For purposes of this Agreement, "DATE OF TERMINATION" means (i) if the Executive's employment is terminated by the Company or by the Executive (other than for death or Disability), 90 days following the date of receipt of the Notice of Termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or, in the case of Disability, the date of the determination of the Executive's Disability, provided that the Company may pay the Executive (at the rate of his Annual Base Salary as then in effect) in lieu of part or all of such notice period.

           (e) EFFECT OF TERMINATION. Effective as of any Date of Termination, or, if earlier, as of any date specified by the Company at or following the delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by his with the Company and its Affiliates.

           5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

           (a) GENERAL. If, during the Employment Period, the Executive's employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid Annual Base Salary through the Date of Termination (including with respect to unused vacation time), (ii) in the case of any termination of employment other than for Cause, any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and
(iii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant during his employment with Company in accordance with the terms thereof (provided that Executive shall not be entitled to receive any amounts pursuant to any plan, policy program or practice that are in the nature of severance, it being understood that this Agreement is intended to set out Executive's right if any to severance, and in the event that any plan, policy, program or practice require the payment of severance to Executive, amounts payable pursuant to Section 5(b) shall be reduced thereby in order to prevent a duplication of benefits).

           (b) OTHER THAN FOR CAUSE, DEATH OR DISABILITY; GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, death or Disability, or the Executive terminates employment for Good Reason, the Company shall, subject to Section 12, in addition to the amounts provided in paragraph (a) above, pay to the Executive (or his estate, beneficiary or legal representative):

           (i) in twelve (12) equal monthly installments commencing on the first day of the month following the Date of Termination, the sum of: (A) the Executive's Annual Base Salary (as then in effect), or the Executive's Annual Base Salary that would otherwise have been payable for the remainder of the Initial Term, whichever is greater; and (B) the greater of the Executive's target bonus for the year in which the Date of Termination occurs or the average of the Executive's actual annual bonus paid with respect to the two years preceding the year in the which Date of Termination occurs, such sum then divided by twelve (12); and

           (ii) at the time annual bonuses for the fiscal year in which the Date of Termination occurs are paid, a pro rata annual bonus based upon actual performance under the annual bonus plan for such fiscal year (as determined by the Board or the Compensation Committee in its reasonable discretion), to the extent not otherwise paid.

In addition, (i) if the Executive's employment terminates under this section prior to the second anniversary of the Commencement Data, notwithstanding anything in Section 3(c) to the contrary, the Options shall vest and become exercisable with respect to one half (50%) of the shares subject to the Option and (ii) the Executive and the Executive's eligible spouse, dependents and beneficiaries will continue to be eligible to participate in the Company's medical, dental, disability, life and other welfare insurance plans (subject to the Executive continuing to make any required contributions to such plans) for a period of twelve (12) months following the Date of Termination (or the Company shall provide equivalent benefits for such period); provided that such continued benefits shall cease upon the Executive becoming eligible for comparable benefits from a subsequent employer.

           6. COVENANT NOT TO COMPETE. The Executive acknowledges and agrees that the Company has a legitimate interest in being protected from the Executive's being employed in a position of management by an entity that competes with the Company. The Executive and the Company have considered carefully how best to protect the legitimate interests of the Company without unreasonably restricting the economic interests of the Executive, and hereby agree to the following restrictions, in addition to those contained in Section 7, as the most reasonable and equitable under the circumstances. During the Employment Period and for a period of twelve (12) months after the Executive's termination of employment with the Company for any reason, including expiration of the Employment Period (the "RESTRICTION PERIOD"), the Executive will not, directly or indirectly (whether as sole proprietor, partner or venturer, stockholder, director, officer, employee or consultant or in any other capacity as principal or agent or through any person, subsidiary or employee acting as nominee or agent):

           (a) Conduct or engage in or be interested in or associated with any person, firm, association, partnership, corporation or other entity that, within the "Territory" (as defined in the Regional Vehicle Agreement referred to in the Merger Agreement), directly competes with any service or product that the Company actually provides to its customers, or that the Company has taken substantial steps to commence providing that is a significant part of the Company's business or intended to be a significant part of the Company's business in the Company's business plan, in each case determined as of the Date of Termination (the "BUSINESS"), PROVIDED that the foregoing shall not apply if the Executive's interest or association with such competitor is unrelated to the Business; provided, further, that the foregoing the "Business" shall not be deemed to include cable television services or programming, broadcast television, internet access or content or consumer wireless communications or services unless such products or services are a significant part of the Company's business or intended to be a significant part of the Company's business in the Company's business plan, in each case determined as of the Date of Termination.

           (b) Take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any person, firm association, partnership, corporation or other entity which conducts or engages in the Business in the Territory with respect to any activity that competes with the Business;

           (c) Influence or attempt to influence any person, firm, association, partnership, corporation or other entity who is a contracting party with the Company at any time during the Restriction Period to terminate any written agreement with the Company except to the extent the Executive is acting on behalf of the Company in good faith; or

           (d) Hire or attempt to hire for employment any person who is employed by the Company at the time of hiring or attempted hiring or whose active employment with the Company ceased less than six months prior to such time, or attempt to influence any such person to terminate employment with the Company, except to the extent the Executive is acting on behalf of the Company in good faith; provided, however, that nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company.

           The restrictive provisions of this Agreement shall not prohibit the Executive from having as an investment an equity interest in the securities of any corporation engaged in the Business, which securities are listed on a recognized securities exchange or traded in the over-the-counter market to the extent that such interest does not exceed 2% of the value or voting power of such corporation and does not constitute control of such corporation. For purposes of this Section 6 and Sections 7, 8, 9 and 10 of this Agreement, the term "Company" shall include the Company and each of its affiliates.

           7. CONFIDENTIAL INFORMATION. The Executive acknowledges and agrees that all material information that is not publicly available or generally known in the industry concerning the Company's business including, without limitation, information relating to its products, customer lists, pricing, trade secrets, patents, business methods, and cost data, business plans and strategies (collectively, the "CONFIDENTIAL INFORMATION") is and shall remain the property of the Company. The Executive recognizes and agrees that all of the material Confidential Information, whether developed by the Executive or made available to the Executive, other than information that is not material to the Company or generally known to the public or generally known in the industry, is a unique asset of the business of the company, the disclosure of which would be damaging to the Company. Accordingly, the Executive agrees to hold such material Confidential Information in a fiduciary capacity for the benefit of the Company. The Executive agrees that he will not at any time during or within 10 years after the Executive's employment with the Company for any reason, directly or indirectly, disclose to any Person any material Confidential Information the disclosure of which could harm the Company, other than information that is already known to the public or generally know in the industry, except as may be required in the ordinary course of business of the Company or as may be required by law. Promptly upon the termination of this Agreement for any reason, the

Executive agrees to return to the Company any and all documents, memoranda, drawings, notes and other papers and items (including all copies thereof, whether electronic or otherwise) embodying any Confidential Information of the Company which are in the possession or control of the Executive. Information concerning the Company's business that becomes public as a result of the Executive's breach of this Section 7 shall be treated as Confidential Information this Section 7. The Executive shall not be deemed to have breached this Section 7 unless the disclosure of such Confidential Information actually causes harm to the Company or any of its affiliates.

           8. BREACH OF CERTAIN PROVISIONS. The Executive acknowledges that a violation on the Executive's part of any of the covenants contained in Sections 6 or 7 of this Agreement would cause immeasurable and irreparable damage to the Company. The Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the non-competition, non-solicitation of employees, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Sections 6 or 7 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Any breach by the Executive of the provisions of Sections 6 or 7 of this Agreement shall relieve the Company of all obligations to any further payments to the Executive pursuant to this Agreement (including under all Company equity award grants pursuant to Section 3) or otherwise under any incentive or equity awards made by the Company and, in the case of a breach of Section 6 of this Agreement, shall entitle the Company to repayment from the Executive, upon demand, of all amounts previously paid to the Executive following or in the six months preceding such breach with respect to previously granted equity awards (i.e., in the case of any stock options, the net gain realized by the Executive with respect thereto during such period). These remedies are in addition to any other remedies the Company may have with respect to any such breach.

           9. PROPERTY OF THE COMPANY. The Executive acknowledges that from time to time in the course of providing services pursuant to this Employment Agreement, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, including Confidential Information. The Executive hereby agrees that such property shall remain the exclusive property of the Company and shall be returned to the Company upon the Executive's termination of employment.

           10. INTANGIBLE ASSETS. The Executive shall not at any time have or claim any right, title or interest in any trade name, trademark, copyright, or other similar rights belonging to or used by the Company and shall not have or claim any rights, title or interest in any material or matter of any sort prepared for or used in connection with the business of the Company or promotion of the Company, whether produced, prepared or published in whole or in part by the Executive.

           11. LITIGATION; COOPERATION. If this Agreement is terminated by the Company other than for Cause or by the Executive for Good Reason, in consideration of the payments to be made to the Executive by the Company pursuant to Section 5(b) of this Agreement, the Executive agrees, during the period that the Company is actually making such payments to the Executive and providing benefits to the extent required pursuant to Section 5(b), to provide to the Company and its affiliates truthful and complete cooperation including, but not limited to, the Executive's appearance at interviews and depositions at reasonable times (taking into account the Executive's then employment and place of residence) in all regulatory and litigation matters relating to the Company and the Executive's employment by the Company, whether or not such matters have been commenced at the time of such termination, and to provide to counsel to the Company and its affiliates, upon request, all documents in the Executive's possession or under his control relating to such regulatory and litigation matters, all at no additional compensation to the Executive; provided, however, that the Company will reimburse the Executive for (a) all reasonable expenses, including travel, lodging, meals and attorneys' fees and (b) any salary forfeited by the Executive or vacation time consumed by his during time spent by the Executive, in connection with the foregoing.

           12. RELEASE. In consideration of the payments to be made to the Executive pursuant to Section 5(b) of this Agreement and as a condition to the payment thereof, the Executive acknowledges that all such payments, if made in accordance with the terms of this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive hereunder and shall further constitute the Executive's sole remedy against the Company regarding the Executive's employment hereunder. The parties hereby agree that if this Section 12 becomes applicable they will execute a mutually acceptable general release to reflect the provisions of this Section.

           13. ARBITRATION. Any dispute, controversy, or question arising under, out of, or relating to this Agreement (or the breach thereof) or, Executive's employment with the Company or termination thereof (including, but not limited to, claims of discrimination), shall be referred for arbitration to be held in Miami, Florida (or such other place as the parties and the arbitrator shall agree) to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute (other than for injunctive relief under Section 8 of this Agreement). The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA, and the decision of the arbitrator shall be governed by the rule of law. Such right to submit a dispute arising hereunder to arbitration and the decision of the neutral arbitrator shall be final, conclusive and binding on all parties and interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as possible. The arbitrator may require discovery for good cause shown. Each party shall bear its own costs and expenses incurred in connection with any such arbitration; provided the Company will initially pay for the fees, time, charges and expenses of the arbitrator and the AAA; provided, further that the arbitrator shall be entitled to award to the prevailing party reimbursement of its reasonable legal costs and expenses (including with respect to the arbitrator and the AAA).

           14. SUCCESSORS

           (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

           (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company. Except as specifically provided in this Agreement, "Company" shall mean both the Company as defined above and any such successor, by operation of law or otherwise.

           15. MISCELLANEOUS.

           (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules.

           (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO THE EXECUTIVE.

          Marco A. Northland
          740 Calatrava Avenue
          Coral Gables, FL 33143

          IF TO THE COMPANY

          to its General Counsel

          with a copy to:

          AT&T Corp.
          295 North Maple Avenue
          Basking Ridge, NJ 07920
          Attention: Executive Vice-President, Human Resources or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

           (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, and shall pay over to the appropriate authorities in a manner consistent with all applicable requirements, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

           (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 IN WITNESS HEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


AT&T Latin America Corporation:


/s/ Hal Burlingame
- -----------------------------               ------------------------------
Hal Burlingame                              John A. Haigh
Executive Vice President                    President
Human Resources                             International Ventures Organization

Executive:


/s/ Marco A. Northland
- ----------------------------
Marco A. Northland